CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Timothy Plan U.S. Large Cap Core ETF, Timothy Plan U.S. Small Cap Core ETF, Timothy Plan International ETF, and Timothy Plan High Dividend Stock ETF, each a series of The Timothy Plan, under the headings “Other Service Providers” in the Prospectus and “Ongoing Arrangement to Disclose Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 29, 2019